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                                                                    EXHIBIT 99.J

                      Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 25, 1999, relating to the financial statements and financial highlights of Prudential Distressed Securities Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitute part of this Registration Statement. We also consent to the reference to us under the heading "Investment Advisory and Other Services" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
January 29, 1999